Exhibit 99.1

CPI Card Group Announces Organizational Changes

Lane Dubin Promoted to New Role of Chief Development and Digital Officer;

John Lowe Promoted to Lead End-to-End Payment Solutions;

Peggy O’Leary Promoted to Lead Prepaid Solutions

Littleton, CO – December 13, 2022 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payment technology company and leading provider of credit, debit and prepaid solutions, today announced organizational changes designed to expand the Company’s long-term growth opportunities, including new product and new business development, and better align the organization to further support end-to-end and innovative solutions for customers in its debit and credit and prepaid businesses.

These changes include:

•

Lane Dubin has been promoted to the newly-created position of Executive Vice President and Chief Development and Digital Officer. In this role, he will be responsible for new product and new business development, including digital payment solutions. Dubin was most recently CPI’s Senior Vice President and General Manager Prepaid, Personalization Solutions, and Instant Issuance.

•

John Lowe has been promoted to Executive Vice President, End-to-End Payment Solutions. Lowe was previously Senior Vice President and General Manager Secure Card and now adds Personalization Solutions and Instant Issuance to his organization, which will allow the Company to optimize customer experience and sales efforts for all debit and credit products and services.

•	Peggy O’Leary has been promoted to Senior Vice President Prepaid Solutions, after most recently serving as Vice President of Sales of Prepaid, Personalization Solutions, and Instant Issuance.

Dubin, Lowe, and O’Leary will each report to President and Chief Executive Officer Scott Scheirman.

“This team has delivered strong performance over the past several years, and we are very pleased to have internal leaders that can step into these new and expanded roles,” said Scott Scheirman, President and Chief Executive Officer of CPI. “We believe these organizational changes will position us well to continue to drive long-term growth and better support the end-to-end solutions needs of our customers.”

About CPI Card Group Inc.

CPI Card Group® is a payment technology company and leading provider of credit, debit and prepaid solutions delivered physically, digitally and on-demand. CPI helps our customers foster connections and build their brands through innovative and reliable solutions, including financial payment cards, personalization and Software-as-a-Service (SaaS) instant issuance. CPI has more than 20 years of experience in the payments market and is a trusted partner to financial institutions and payments services providers. Serving customers from locations throughout the United States, CPI has a large network of high security facilities, each of which is registered as PCI compliant by one or more of the payment brands: Visa, Mastercard®, American Express® and Discover®. Learn more at www.cpicardgroup.com.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com